Exhibit 99.1

MEDIA RELEASE
American Campus Communities, Inc. Reports Fourth Quarter
and Year End 2007 Financial Results
AUSTIN, Texas—(BUSINESS WIRE)—February 26, 2008—American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2007.
Highlights
•	Reported fourth quarter 2007 FFOM of $0.44 per fully diluted share versus $0.40 per fully diluted share in 2006, and $1.42 per fully diluted share for the full year 2007 as compared to $1.37 per fully diluted share in 2006, excluding a 2007 charge of $0.42 per fully diluted share for the company’s 2004 Outperformance Bonus Plan.

•	Increased net operating income (“NOI”) for same store owned off-campus properties by 6.1 percent over the fourth quarter 2006 and 4.8 percent over the year ended December 31, 2006.

•	Increased same store occupancy for owned off-campus properties to 97.9 percent as of December 31, 2007, compared to 97.1 for same quarter prior year.

•	Executed the facility lease and commenced construction on the company’s second American Campus Equity (ACE) development, Barrett Honors College, where the company will own on-campus housing. The $126.5 million, 1,720-bed community is located on the campus of Arizona State University.

•	Commenced construction on the $336 million Hampton Roads Unaccompanied Housing Privatization Project, in partnership with the U.S. Department of the Navy and Hunt Development Group, where ACC is providing development consulting and property management services. The company expects to earn $3.5 million in potential development fees.

•	Raised $98.6 million of net proceeds through an equity offering on October 10, 2007, consisting of the sale of 3,500,000 shares of common stock at a price of $28.29 per share.

•	Increased total assets by 21.7 percent from $884.4 million as of December 31, 2006 to $1.1 billion as of December 31, 2007 through acquisitions and developments consistent with the company’s investment criteria.

2007 Operating Results
Revenue for the 2007 fourth quarter totaled $42.3 million, up 26.2 percent from $33.5 million in the 2006 fourth quarter. Operating income for the quarter increased $2.6 million or 23.0 percent over the prior year quarter primarily due to the third-party segment, 2007 acquisitions and the opening of University Centre in August 2007. Net income for the 2007 fourth quarter totaled $6.1 million, or $0.23 per fully diluted share, compared with $22.6 million, or $0.98 per fully diluted share, for the same quarter in 2006 during which the company recognized an $18.6 million gain on the disposition of The Village on University. FFO for the 2007 fourth quarter totaled $14.4 million, or $0.50 per fully diluted share, compared with $12.3 million, or $0.48 per fully diluted share, for the fourth quarter 2006. FFOM for the 2007 fourth quarter totaled $12.6 million, or $0.44 per fully diluted share, compared with $10.1 million, or $0.40 per fully diluted share, for the fourth quarter 2006. A reconciliation of FFO and FFOM to net income is shown on Table 3.
NOI for same store owned off-campus properties was $15.0 million in the quarter, up 6.1 percent from $14.1 million in the 2006 fourth quarter. NOI for the total owned off-campus property portfolio increased 25.9 percent to $17.7 million for the quarter from $14.1 million in the comparable period of 2006. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.
For the year ended December 31, 2007, total revenue was $147.1 million, up 23.7 percent from $119.0 million in 2006. Net loss for the year-to-date period totaled $1.7 million, or $0.07 per fully diluted share. FFO for the year-to-date period totaled $28.4 million, or $1.08 per fully diluted share, compared with $30.9 million in 2006, or $1.48 per fully diluted share, and FFOM for 2007 totaled $26.3 million, or $1.00 per fully diluted share, compared with $28.6 million in 2006, or $1.37 per fully diluted share. Excluding a compensation charge and tax impact of $10.9 million, or $0.42 per fully diluted share, related to the company’s 2004 Outperformance Bonus Plan, FFOM for 2007 totaled $37.2 million, or $1.42 per fully diluted share.
“Our strong core performance in 2007 was in large part due to the successful integration of the Royal acquisition, which was reflected in our quarterly same store NOI growth numbers. During the second, third and fourth quarters, the period which the Royal properties were included in our same store quarterly groupings, we averaged 8.1 percent same store NOI growth when compared to same quarters prior year,” said Bill Bayless, American Campus CEO. “In addition, the successful launch of our ACE program at ASU has paved the way for the future ownership of on-campus assets, and the award of eight third-party development projects during 2007 have created the opportunity for revenues in that segment to reach new heights. These achievements have set the stage for continued value creation in our core business and solid growth in our owned development and third-party services segments.”
Portfolio Update
During the fourth quarter, the company commenced construction on Barrett Honors College, an owned on-campus development at Arizona State University in Tempe. The $126.5 million, 1,720-bed honors college is the second phase of a potential $374 million three-phase student housing development targeting 5,100 total beds. ACC will fund 100 percent of the total development costs of the project through its ACE program and will own a leasehold interest in the on-campus land and improvements through an 85-year lease structure. The project is anticipated to open for occupancy at the beginning of the Fall 2009 academic year.
Construction of Vista del Sol, the initial phase of the three phase owned on-campus development at Arizona State University, was 61 percent complete as of December 31, 2007. The 1,866-bed community is 99 percent applied for and 90 percent pre-leased for the 2008-2009 academic year.
Construction on the Villas at Chestnut Ridge in Amherst, NY was 71 percent complete as of December 31, 2007. The 552-bed community will serve students attending the State University of New York, Buffalo and is 90 percent applied for and 84 percent pre-leased for the 2008-2009 academic year.
The company, in partnership with the U.S. Department of the Navy and Hunt Development Group, commenced construction on the Hampton Roads Unaccompanied Housing Privatization Project where ACC is providing development consulting and property management services. With initial project costs of approximately $336 million, the Hampton Roads development includes the development of 2,367 new beds and the renovation of 1,313 existing beds. Completion of all phases is expected to occur during the first quarter 2010.
In December, the company acquired a 22-acre tract of land in Amherst, NY from GMH Communities. The site is being held for possible future development of a community serving students attending the State University of New York, Buffalo.
Subsequent to Year End
Leasing status for the same store owned off-campus portfolio is 62 percent applied for and 58 percent leased for the 2008-2009 academic year as of February 22, 2008. This compares to 62 percent applied for and 57 percent leased for the same period prior year. The company’s total owned portfolio is 64 percent applied for and 59 percent leased.
The company entered into a merger agreement with GMH Communities to acquire its student housing platform for approximately $1.4 billion including outstanding debt totaling approximately $963 million. For more details on the agreement, please refer to the press release titled American Campus Communities to Acquire GMH Communities Trust previously posted on the company’s website at www.studenthousing.com.
The transaction has been unanimously approved by the ACC board of directors and is expected to close in the second quarter of 2008. It is subject to certain closing conditions, including approval of the merger by GMH Communities’ shareholders and completion by GMH of the sale of its military housing division.
In February, the company completed $18.1 million in property acquisitions, which includes Sunnyside Commons, a 161-bed community serving students attending West Virginia University, and Pirate’s Place, a 528-bed community serving students attending East Carolina University.
During the same month, the company commenced construction on The Highlands, a 796-bed third-party development on the campus of Edinboro University in Pennsylvania, and was awarded third-

party development and management services of a new 550-bed community at Cleveland State University.
2008 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2008 may be affected by:
•	national and regional economic trends and events;

•	the timing of acquisitions;

•	interest rate risk;

•	the timing of starts and completion of owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction of third-party development projects;

•	the amount of income recognized by the taxable REIT subsidiary and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the success of releasing the company’s owned properties for the 2008-2009 academic year; and

•	other factors.
Based upon these assumptions management anticipates that fiscal year 2008 FFO will be in the range of $1.62 to $1.70 per fully diluted share and that FFOM will be in the range of $1.51 to $1.59 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team and excludes any impact that the pending GMH Communities acquisition will have on 2008 guidance.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2008, and assumptions utilized is included in Table 4.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2008 outlook on Wednesday, February 27, 2008 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-700-5192 passcode 16159373 at least five minutes prior to the call.
To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until March 5, 2008 by dialing 888-286-8010 or 617-801-6888 passcode 71673984. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.
Non-GAAP Financial Measures
As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 46 student housing communities containing approximately 29,300 beds. Including its owned properties, the company provides management and leasing services at a total of 65 properties with approximately

44,500 beds located on or near college and university campuses. Additional information is available at www.studenthousing.com.
Forward-Looking Statements
This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.
Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties related to the proposed transactions (including but not limited to (i) the occurrence of any effect, event, development or change that could give rise to the termination of the definitive agreements, (ii) the inability to complete the proposed transactions, including in the case of the merger, due to the failure of GMH’s shareholders to approve the merger, (iii) the failure of any party to satisfy the conditions to the closing of the transactions and (iv) the failure of ACC to obtain the necessary financing arrangements set forth in a commitment letter received in connection with the proposed merger), inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Additional Information about the Merger and Where to Find It
This press release does not constitute an offer of any securities for sale. In connection with the merger, American Campus Communities, Inc. (“ACC”) intends to file with the SEC a registration statement on Form S-4, which will include a proxy statement/prospectus of GMH Communities Trust (“GMH”) and ACC and other relevant materials in connection with the proposed transactions. Investors and security holders of ACC and GMH are urged to read the proxy statement/prospectus and the other relevant material when they become available because they will contain important information about ACC, GMH and the proposed transactions. The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by ACC or GMH with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders may obtain free copies of the documents filed with the SEC by ACC by directing a written request to American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746 Attention: Investor Relations. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by GMH Communities by directing a written request to GMH Communities Trust, 10 Campus Boulevard, Newtown Square,

Pennsylvania 19073, Attention: Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.
ACC, GMH and their respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of GMH in connection with the merger. Information about those executive officers and directors of ACC and their ownership of ACC common stock is set forth in the proxy statement for ACC’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2007. Information about the executive officers and trustees of GMH and their ownership of GMH common shares is set forth in the proxy statement for GMH’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on May 8, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of ACC, GMH and their respective executive officers, directors and trustees in the merger by reading the proxy statement and prospectus regarding the merger when they become available.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$947,062	$694,197
On-campus participating properties, net	72,905	76,688

Investments in real estate, net	1,019,967	770,885

Cash and cash equivalents	12,073	79,107
Restricted cash	13,855	11,260
Student contracts receivable, net	3,657	3,129
Other assets	26,744	20,000

Total assets	$1,076,296	$884,381

Liabilities and stockholders’ equity

Liabilities:
Secured debt	$533,430	$432,294
Unsecured revolving credit facility	9,600	—
Accounts payable and accrued expenses	14,360	13,616
Other liabilities	43,278	29,436

Total liabilities	600,668	475,346

Minority interests	31,251	39,561

Stockholders’ equity:
Common stock	273	229
Additional paid in capital	494,160	382,367
Accumulated earnings and dividends	(48,181)	(13,533)
Accumulated other comprehensive (loss) income	(1,875)	411

Total stockholders’ equity	444,377	369,474

Total liabilities and stockholders’ equity	$1,076,296	$884,381

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007		2006
	(unaudited)		(unaudited)
Revenues:
Owned off-campus properties	$31,089	$24,577	$116,286		$89,264
On-campus participating properties	6,806	6,510	20,966		19,960
Third-party development services	3,056	1,315	5,490		5,778
Third-party management services	822	688	2,821		2,532
Resident services	528	426	1,572		1,419

Total revenues	42,301	33,516	147,135		118,953

Operating expenses:
Owned off-campus properties	13,879	10,910	55,155		42,620
On-campus participating properties	2,537	2,310	9,379		8,970
Third-party development and management services	1,783	1,162	5,708		5,564
General and administrative	1,856	1,399	17,660	(1)	6,278
Depreciation and amortization	7,909	6,192	30,444		24,864
Ground/facility leases	359	181	1,622		857

Total operating expenses	28,323	22,154	119,968		89,153

Operating income	13,978	11,362	27,167		29,800

Non-operating income and (expenses):
Interest income	235	607	1,477		1,230
Interest expense	(6,931)	(6,090)	(27,871)		(25,937)
Amortization of deferred financing costs	(404)	(287)	(1,340)		(1,365)
Loss from unconsolidated joint venture	(108)	—	(108)		—

Total non-operating expenses	(7,208)	(5,770)	(27,842)		(26,072)

Income (loss) before income taxes, minority interests, and discontinued operations	6,770	5,592	(675)		3,728
Income tax provision	(60)	(28)	(756	)(2)	(28)
Minority interests	(564)	(2,240)	(255)		(2,038)

Income (loss) from continuing operations	6,146	3,324	(1,686)		1,662

Discontinued operations:
Income attributable to discontinued operations	—	639	—		2,287
Gain from disposition of real estate	—	18,648	—		18,648

Total discontinued operations	—	19,287	—		20,935

Net income (loss)	$6,146	$22,611	$(1,686)		$22,597

Net income (loss) income per share:
Basic	$0.23	$0.99	$(0.07)		$1.20

Diluted	$0.23	$0.98	$(0.07)		$1.17

Weighted average common shares outstanding:
Basic	26,930,278	22,923,226	24,186,213		18,907,061

Diluted	28,727,588	25,339,239	26,099,140		20,967,946

(1)	Includes a compensation charge of $10.4 million, or $0.40 per fully diluted share, related to the Company’s 2004 Outperformance Bonus Plan.

(2)	Includes the write-off of the company’s deferred tax asset of $0.5 million, or $0.02 per fully diluted share, related to the compensation charge recorded for the 2004 Outperformance Bonus Plan.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$6,146	$22,611	$(1,686)	$22,597
Minority interests	564	2,240	255	2,038
Gain from disposition of real estate	—	(18,648)	—	(18,648)
Loss from unconsolidated joint venture (1)	108	—	108	—
FFO from unconsolidated joint venture (1)	(108)	—	(108)	—
Real estate related depreciation and amortization	7,680	6,047	29,824	24,956

Funds from operations (“FFO”)	14,390	12,250	28,393	30,943
Elimination of operations from on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(1,533)	(1,538)	(325)	(232)
Amortization of investment in on-campus participating properties	(1,069)	(1,048)	(4,263)	(4,131)
FFO from unconsolidated joint venture (1)	108	—	108	—

	11,896	9,664	23,913	26,580
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (2)	359	181	1,398	861
Management fees	321	305	973	920
On-campus participating property development fees (3)	—	(26)	—	279

Impact of on-campus participating properties	680	460	2,371	2,060
Funds from operations—modified for operational performance of on-campus participating properties (“FFOM”)	12,576	10,124	26,284	28,640
Compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	—	—	10,907	—

FFOM, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan	$12,576	$10,124	$37,191	$28,640

FFO per share — diluted	$0.50	$0.48	$1.08	$1.48

FFOM per share — diluted	$0.44	$0.40	$1.00	$1.37

FFOM per share, excluding compensation charge and related tax impact associated with 2004 Outperformance Bonus Plan — diluted	$0.44	$0.40	$1.42	$1.37

Weighted average common shares outstanding — diluted	28,727,588	25,339,239	26,266,836	20,967,946

(1)	Represents the Hampton Roads Military Housing unconsolidated joint venture, which closed December 2007. Our share of the FFO from this unconsolidated joint venture is included for purposes of calculating the company’s FFO but is excluded for purposes of calculating FFOM, as management believes this amount does not accurately reflect the company’s participation in the economics of the transaction. For the three months ended December 31, 2007, our share of the venture’s FFO equals our share of net loss, as there was no depreciation expense incurred for the period.

(2)	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for interim periods.

(3)	For the quarter and year ended December 31, 2006, this amount represents development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

Table 4
American Campus Communities Inc. and Subsidiaries
2008 Outlook (a)
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$12,750	$14,850
Minority interests	750	900
Depreciation and amortization	33,700	33,700
Amortization of acquired intangible assets	250	250

Funds from operations (“FFO”)	47,450	49,700
Elimination of operations from on-campus participating properties and unconsolidated joint venture	(5,100)	(5,350)
Modifications to reflect operational performance of on-campus participating properties	1,800	2,200

Funds from operations — modified for operational performance of on-campus participating properties	$44,150	$46,550

Weighted average common shares outstanding — diluted	29,220	29,220

Net income per share — diluted	$0.44	$0.51

FFO per share — diluted	$1.62	$1.70

FFOM per share — diluted	$1.51	$1.59

(a)	Assumes that: (1) other than the previously announced February 2008 acquisitions, no additional property acquisitions will occur during 2008; (2) the company will achieve property level NOI of $75.2 million to $76.1 million; (3) Vista del Sol and Villas at Chestnut Ridge will open on-time and on-budget; and (4) the company will generate third-party development and management revenues from $12.5 million to $13.4 million; and (5) the CUNY-Staten Island and University California, Irvine-Phase III third-party development projects will commence construction during the third quarter of 2008.
CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000